As filed with the Securities and Exchange Commission on March 28, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
WSB Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Washington	20-3153598
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

607 Pacific Avenue, Bremerton, Washington	98337
(Address of principal executive offices)	(Zip Code)
WSB Financial Group, Inc. 1999 Stock Option Plan
(Full title of the plan)

David K. Johnson	Copy to:
President and Chief Executive Officer	Thomas A. Sterken, Esq.
607 Pacific Avenue	Keller Rohrback L.L.P.
Bremerton, Washington 98337	1201 Third Avenue, Suite 3200
Telephone: (360) 405-1200	Seattle, Washington 98101
(Name, address and telephone number,	Telephone: (206) 623-1900
including area code, of agent for service)	Facsimile: (206) 623-3384
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (2)
Common Stock, par value $1.00	1,276,189	$18.19	$23,213,878	$712.67

(1)	Pursuant to Rule 416, this registration statement is deemed to include additional shares of Common Stock issuable under the terms of the Stock Option Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $18.19 per share, the closing price of the Common Stock as reported on The Nasdaq Stock Market LLC on March 27, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
     * The documents containing the information specified in this Part I will be sent or given to employees participating in the WSB Financial Group, Inc. 1999 Incentive Stock Option Plan (the “Plan”), as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the Note in the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act. WSB Financial Group, Inc. (“WSB Financial Group”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, WSB Financial Group will furnish to the Commission or its staff a copy of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:
     (1) Our Annual Report on Form 10-K for the year ended December 31, 2006.
     (2) Our Current Report on Form 8-K, filed with the Commission on January 19, 2007.
     (3) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable. Our Common Stock is registered with the Commission under Section 12(b) of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Pursuant to our bylaws, we will, to the fullest extent permitted by the Washington Business Corporation Act, indemnify our directors and officers with respect to expenses, settlements, judgments and fines in suits (including actions brought against a director or officer in the name of the corporation commonly referred to as a derivative action) in which such person was made a party by reason of the fact that he or she is or was a director or officer, or being or having been such a director or officer, such person was serving as a director, officer, employee or other agent (i) for an enterprise of which we hold the majority of shares entitled to vote in the election of its directors (such as Westsound Bank), or (ii) at our request for another enterprise. No such indemnification may be given if the acts or omissions of the person are finally adjudged to be intentional misconduct or a knowing violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. In addition, our articles of incorporation provide that the directors of the corporation shall not be personally liable for monetary damages to the corporation for conduct as directors, except for liabilities that involve intentional misconduct by the directors, the authorization or illegal distributions to shareholders or loans to directors or receipt of an improper personal benefit from their actions as directors. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties.
     We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of their services as one of our directors, or as a director of any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
     We have a directors’ and officers’ liability insurance policy that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this Form S-8 are listed on the exhibit index, which appears elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bremerton, State of Washington, on March 28, 2007.

WSB FINANCIAL GROUP, INC.
By:	/s/ DAVID K. JOHNSON
David K. Johnson
President Chief Executive Officer

POWER OF ATTORNEY
     KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David K. Johnson and Mark D. Freeman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

	President, Chief Executive Officer and Director	March 28, 2007
/s/ DAVID K. JOHNSON	(Principal Executive Officer)
David K. Johnson

	Executive Vice President of Finance and Operations	March 28, 2007
and Chief Financial Officer
/s/ MARK D. FREEMAN	(Principal Financial and Accounting Officer)
Mark D. Freeman

/s/ LOUIS J. WEIR	Chairman of the Board	March 28, 2007
Louis J. Weir

/s/ LARRY C. WESTFALL	Vice Chairman of the Board	March 28, 2007
Larry C. Westfall

/s/ RICHARD N. CHRISTOPHERSON	Director	March 28, 2007
Richard N. Christopherson

/s/ DONALD F. COX, JR.	Director	March 28, 2007
Donald F. Cox, Jr.

/s/ JAMES H. LAMB	Director	March 28, 2007
James H. Lamb

/s/ BRIAN B. McLELLAN	Director	March 28, 2007
Brian B. McLellan

/s/ DEAN REYNOLDS	Director	March 28, 2007
Dean Reynolds

/s/ DONALD H. TUCKER	Director	March 28, 2007
Donald H. Tucker

EXHIBIT INDEX

Exhibit
Number	Description

5	Opinion of Keller Rohrback LLP

23.1	Consent of Independent Registered Public Accounting Firm, Moss Adams LLP

23.2	Consent of Keller Rohrback LLP (included in Exhibit 5)

24	A power of attorney is set forth on the signature page of this registration statement

99.1	1999 Stock Option Plan of WSB Financial Group, Inc. (incorporated by reference to Exhibit 10.1 of WSB Financial Group’s registration statement on Form S-1 (File No. 333-137038), as amended)

99.2	Forms of WSB Financial Group, Inc. Stock Option Agreements under the 1999 Stock Option Plan (incorporated by reference to Exhibit 10.2 of WSB Financial Group’s registration statement on Form S-1 (File No. 333-137038), as amended)

(a)	Directors

(b)	Employees